	Contact:	Matt Brusch Cysive, Inc. 703.259.2300 IR@cysive.com

`		Ross Levanto Schwartz Communications, Inc. 781.684.0770 Cysive@schwartz-pr.com

FOR IMMEDIATE RELEASE

Cysive™ Announces Restructuring

Reston, Va., — August 9, 2002 — Cysive, Inc., (Nasdaq: CYSV), a provider of Interaction Server software, today announced that its Board of Directors approved a business restructuring plan designed to reduce costs and to tighten its focus on its Cysive Cymbio™ Interaction Server product.

Cysive expects to eliminate approximately 48 positions by October 1, 2002. In addition, Cysive intends to reevaluate and restructure the lease obligations for several of its offices. Total pretax costs related to the business restructuring plan are estimated to be between $4.5 million and $6 million, which will be recorded as a restructuring charge in the third quarter of 2002. This restructuring charge is expected to impact loss per share by between $(.16) and $(.21). This charge is expected to cover severance, rent expense, and other costs associated with the restructuring. The restructuring is expected to yield at least $6 million in expense savings in the first year.

About Cysive™
Cysive, Inc. is a provider of Interaction Server software that allows enterprise customers to communicate and interact with customers, partners and employees over multiple communications channels. The Cysive Cymbio Interaction Server is an integrated, web services platform that manages adaptive interaction scenarios. Cysive Cymbio combines web services integration and adaptive business process functionality to deliver multi-channel communications and interaction. Since 1993 Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on May 13, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

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